EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated October 14, 2014, on the financial statement of Alpha Architect ETF Trust, comprising the ValueShares U.S. Quantitative Value ETF (the “Fund”), as of October 14, 2014 and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 3 under the Securities Act of 1933 and Amendment No. 3 under the Investment Company Act of 1940 to the Alpha Architect ETF Trust Registration Statement on Form N-1A including the references to our firm under the heading “Other Service Providers” in the Prospectus of the Fund and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
October 20, 2014